Arthur Schmidt & Associates, Inc. Tel (516) 767-7676 Fax (516) 767-7177 Email: asa@arthurschmidt.com	for: BUTLER MANUFACTURING COMPANY (NYSE:BBR) FOR IMMEDIATE RELEASE

CONTACT: Larry Miller Vice President--Finance (816) 968-3216

BUTLER MANUFACTURING COMPANY
RECEIVES FAVORABLE COURT RULING

         KANSAS CITY, MO, February 19, 2004 — Butler Manufacturing Company (NYSE:BBR) reported that yesterday the State of Minnesota Court of Appeals affirmed an October 2002 verdict of a McLeod County, Minnesota, District Court jury awarding damages to the Company’s Lester Buildings Systems Division arising out of its purchase of defective Inner-Seal siding product from Louisiana-Pacific Corporation. The October 2002 verdict awarded Lester Buildings Systems the sum of $29.6 Million against Louisiana-Pacific Corporation; however, the United States District Court for the District of Oregon on December 13, 2002, enjoined the Minnesota trial court from entering judgment against Louisiana-Pacific for $11.2 Million of the total verdict. The December 2002 Order by the federal court is on appeal to the Ninth Circuit U.S. Court of Appeals. This decision of the Minnesota Court of Appeals relates solely to that portion of the original verdict unaffected by the federal court injunction, and is subject to appeal to the Supreme Court of the State of Minnesota, the acceptance of which appeal is discretionary with the Supreme Court.

         “We are pleased that the Minnesota Court of Appeals upheld this verdict and affirmed the jury award. The damage to our Lester business has been significant as evidenced by the size of the award”, said John W. Huey, Butler’s Vice President and General Counsel.

         The Company is unable to estimate the ultimate timing of the award and the impact it may have on its financial condition or results of operations. However, if the $29.6 Million is paid, the Company believes it will recognize approximately $14 Million pre-tax as income for damages and recovery of prior costs in the period in which the award is paid. The Company believes that this decision will not have an impact on the recently announced merger transaction with BlueScope Steel.

         Butler Manufacturing Company is the world’s leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

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Statements in this press release concerning the company’s business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company’s 2002 Annual Report to Shareholders on page 16.

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The information and opinions contained in this release have been furnished and approved by Butler Manufacturing Company. We are retained by them as investor relations counsel.